Exhibit 10.5
SELECT MEDICAL HOLDINGS CORPORATION
RESTRICTED STOCK AWARD AGREEMENT UNDER THE
2005 EQUITY INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS
This Restricted Stock Award Agreement (this “Agreement”) is made as of August 11, 2010 (the “Effective Date”), between SELECT MEDICAL HOLDINGS CORPORATION, a Delaware corporation (the “Company”), and WILLIAM H. FRIST, M.D., an individual (the “Participant”).
WHEREAS, the Company has adopted the 2005 Equity Incentive Plan for Non-Employee Directors, amended and restated as of August 12, 2009 (the “Plan”), all of the terms and provisions of which are incorporated herein by reference and made a part hereof;
WHEREAS, the Participant serves as an independent member of the Board of Directors of the Company;
WHEREAS, in order to provide an incentive to the Participant to serve as an independent member of the Board of Directors of the Company, the Company has approved and authorized the issuance of certain shares of the Common Stock of the Company, par value $.001 per share (the “Stock”), to the Participant, subject to the terms of the Plan and this Agreement; and
WHEREAS, all capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
NOW, THEREFORE, in consideration of the services to be rendered by the Participant as an independent member of the Board of Directors of the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree to the terms and conditions set forth herein.
1. Award of Restricted Stock. The Company hereby awards and issues to the Participant, effective as of the date hereof, 10,000 shares of Stock (the “Restricted Stock”).
2. Vesting Schedule. Subject to the further provisions of this Agreement, and the Participant’s continued service as an independent member of the Board of Directors of the Company, on the applicable vesting date, commencing on August 11, 2011 and on August 11 of each year thereafter, 20% of the shares of Restricted Stock shall vest, so that the following number of shares of Restricted Stock shall have vested:

Cumulative Shares of
Vesting Dates	Restricted Stock Vested

August 11, 2011	2,000

August 11, 2012	4,000

August 11, 2013	6,000

August 11, 2014	8,000

August 11, 2015	10,000

Subject to Section 5 hereof, the period beginning on the date hereof through and including the vesting date for any shares of Restricted Stock shall be referred to herein as the “Restricted Period” with respect to such shares of Restricted Stock.
3. Transferability. Shares of Restricted Stock which have not vested may not be sold, assigned, transferred, pledged, or otherwise disposed of under any circumstances during the applicable Restricted Period, except that such shares may be transferred to a Permitted Transferee who agrees in writing (in a form satisfactory to the Company and its counsel) to be bound by this Agreement to the same extent as the Participant, and any such transferred shares shall continue to be subject to forfeiture upon the Participant’s termination of service as an independent member of the Board of Directors of the Company as provided herein. The Restricted Stock shall not be subject to execution, attachment or similar process during the applicable Restricted Period. Upon any attempt to transfer, assign, pledge, or otherwise dispose of the Restricted Stock during the applicable Restricted Period contrary to the provisions of the Plan or this Agreement, or upon the levy of any attachment or similar process upon the Restricted Stock during the applicable Restricted Period, the Restricted Stock shall immediately be forfeited to the Company and cease to be outstanding.
4. Forfeiture of Restricted Stock. All unvested shares of Restricted Stock shall immediately be forfeited to the Company and cease to be outstanding upon the termination of the Participant’s service as an independent member of the Board of Directors of the Company. The Participant acknowledges that neither the Participant nor the Participant’s estate will have any claim whatsoever against the Company or any Subsidiary related to any forfeiture of the Restricted Stock.
5. Acceleration of Vesting Upon Change of Control. Upon a Change of Control all Restricted Periods shall terminate and all outstanding shares of Restricted Stock shall be vested in full and all limitations on such Restricted Stock set forth in this Agreement shall automatically lapse.
6. Plan Governing. The Participant hereby acknowledges receipt of a copy of the Plan and accepts and agrees to be bound by all of the terms and conditions of the Plan as if set out verbatim in this Agreement. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.
7. Miscellaneous. This Agreement may be amended only by written agreement of the Participant and the Company and may be amended without the consent of any other person. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, representatives, heirs, descendants, distributees and permitted assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

SELECT MEDICAL HOLDINGS CORPORATION
By:	/s/ Robert A. Ortenzio
	Name:	Robert A. Ortenzio
	Title:	Chief Executive Officer

PARTICIPANT:
/s/ William H. Frist, M.D.
William H. Frist, M.D.

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